Exhibit 99.1

RESMED INC ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2008

SAN DIEGO, California, February 5, 2009 - ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended December 31, 2008. Revenue for the December 2008 quarter was $223.0 million, a 10% increase (a 16% increase on a constant currency basis) over the quarter ended December 31, 2007. For the quarter ended December 31, 2008, income from operations was $43.3 million and net income was $33.9 million, an increase of 18% and 26%, respectively, compared to the quarter ended December 31, 2007. Diluted earnings per share for the quarter ended December 31, 2008 were $0.44, an increase of 29% compared to the quarter ended December 31, 2007.

SG&A expenses were $70.1 million for the December 2008 quarter, an increase of $2.4 million, or 4% (a 14% increase on a constant currency basis) over the same period in fiscal 2007. SG&A expenses were favorably impacted by the appreciation of the U.S. dollar against international currencies. This increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 31% of revenue in the December 2008 quarter, compared to 33% in the same period in fiscal 2007.

R&D expenses were $14.9 million for the December 2008 quarter, or approximately 7% of revenue. R&D expenses were flat (a 27% increase on a constant currency basis) compared to the prior year quarter. R&D was also positively impacted by the appreciation of the U.S. dollar against international currencies, particularly the Australian dollar. R&D outlays reflect ResMed’s continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development.

Amortization of acquired intangibles of $1.7 million ($1.1 million net of tax) incurred during the quarter ended December 31, 2008, consisted of amortization of assets associated with our acquisitions of Resprecare, Hoefner, Saime and PolarMed. Stock-based compensation costs incurred during the quarter ended December 31, 2008 of $6.8 million ($4.9 million net of tax) consisted of expenses associated with stock options granted to employees and our employee stock purchase plan.

During the December 2008 quarter, we donated $1.0 million ($0.6 million, net of tax) to the ResMed Foundation. The Foundation was established primarily to promote research into the deleterious medical consequences of untreated sleep-disordered breathing.

For the six months ended December 31, 2008, revenue was $440.9 million, an increase of 14% over the six months ended December 31, 2007. For the six months ended December 31, 2008, income from operations and net income were $79.9 million and $61.9 million, an increase of 16% and 21%, respectively, compared to the six months ended December 31, 2007. Diluted earnings per share for the six months ended December 31, 2008 were $0.80 per diluted share, an increase of 23% compared to the six months ended December 31, 2007.

Inventory, at $143.1 million, decreased by $15.2 million compared to June 30, 2008. Accounts receivable days sales outstanding, at 76 days, increased by 4 days compared to June 30, 2008.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the second quarter of fiscal 2009, we continued to show strong growth year over year. Sales in the Americas totaled $123.1 million, a 23% increase over the prior year quarter, while sales outside the Americas were $99.9 million, a decrease of 3% over the prior year quarter. As expected, sales outside of the Americas were impacted by currency movements, in particular the depreciation of the Euro against the U.S. dollar. In constant currency terms, sales outside of the Americas increased by 8% over the prior year quarter. Cash flow from operations for the December 2008 quarter was a very strong $56.5 million.

“Our new product cycle remains in full swing as we launched a number of new products during the second quarter. In the mask category, we launched the Activa™ LT, which offers patients superior performance, yet is quieter and less obtrusive. We also launched the Swift™ LT for Her, our first gender-specific product, targeted at the rapidly growing female segment of the therapy market. Our VPAP™ product line continues to gain momentum with the release of the complete family of bilevel devices in the smaller S8™ platform. Looking forward, our pipeline of products scheduled for release over the next 18 months remains full and demonstrates our ongoing commitment to bringing innovative technologies to market across both the mask and flow generator product lines.

“We were also very encouraged to see gross margin expand in Q2. We expect continued improvement over the course of fiscal 2009 as we benefit from accelerating sales of our high margin masks and VPAP products, continuing efforts to leverage cost efficiencies across our global organization and the depreciation of the Australian dollar. We remain well-positioned to execute our strategy of introducing innovative new products and driving adoption of sleep-disordered breathing therapies in this rapidly growing global market.”

ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (888) 396-2386 (domestic) or +1 (617) 847-8712 (international) and entering conference I.D. No. 28551812. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows® Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 50840361.

Further information can be obtained by contacting Connie Bienfait at ResMed Inc., San Diego, at (858) 746-2736; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Net revenue	$222,980	$202,679	$440,911	$388,419
Cost of sales	91,955	81,348	182,759	155,311

Gross profit	131,025	121,331	258,152	233,108

Operating expenses:
Selling, general and administrative	70,086	67,644	141,424	130,527
Research and development	14,915	14,919	32,208	27,932
Amortization of acquired intangible assets	1,694	1,917	3,627	3,738
Restructuring expenses	—	18	—	2,314
Donation to Foundation	1,000	—	1,000	—

Total operating expenses	87,695	84,498	178,259	164,511

Income from operations	43,330	36,833	79,893	68,597

Other income (expenses), net:
Interest income (expense), net	2,666	2,354	5,898	4,668
Other, net	985	(340)	(83)	(606)

Total other income (expenses), net	3,651	2,014	5,815	4,062

Income before income taxes	46,981	38,847	85,708	72,659
Income taxes	13,128	11,986	23,829	21,673

Net income	$33,853	$26,861	$61,879	$50,986

Basic earnings per share	$0.45	$0.35	$0.82	$0.66
Diluted earnings per share	$0.44	$0.34	$0.80	$0.65
Basic shares outstanding	75,742	77,445	75,678	77,507
Diluted shares outstanding	77,358	78,599	77,269	78,770

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$320,485	$321,078
Accounts receivable, net	185,733	192,200
Inventories	143,064	158,251
Deferred income taxes	37,688	31,355
Income taxes receivable	2,098	17,115
Prepaid expenses and other current assets	17,325	19,241

Total current assets	706,393	739,240

Property, plant and equipment, net	328,110	357,057
Goodwill	211,320	234,647
Other intangibles	36,495	46,771
Deferred Income taxes	18,415	16,162
Other assets	6,395	12,123

Total non-current assets	600,735	666,760

Total assets	$1,307,128	$1,406,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,456	$56,308
Accrued expenses	53,942	61,338
Deferred revenue	20,918	26,133
Income taxes payable	25,593	3,799
Deferred Income taxes	1,140	1,150
Current portion of long-term debt	67,553	43,865

Total current liabilities	223,602	192,593

Non Current Liabilities:
Deferred income taxes	14,683	18,333
Deferred revenue	16,064	15,673
Income taxes payable	3,856	3,837
Long-term debt	85,350	93,789

Total non-current liabilities	119,953	131,632

Total liabilities	343,555	324,225

Stockholders’ Equity:
Common Stock	303	304
Additional paid-in capital	496,496	468,346
Retained earnings	610,222	548,343
Treasury stock	(169,042)	(142,987)
Accumulated other comprehensive income	25,594	207,769

Total stockholders’ equity	963,573	1,081,775

Total liabilities and stockholders’ equity	$1,307,128	$1,406,000

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